US Ecology Announces Third Quarter 2013 Results

Record Quarterly Operating Income up 25%; Record Adjusted EBITDA up 20%; Full Year 2013 Earnings Guidance Increased to $1.68 to $1.73 per Diluted Share

BOISE, ID -- (Marketwired - October 28, 2013) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter and nine months ended September 30, 2013.

Net income for the third quarter of 2013 was $10.3 million, or $0.56 per diluted share, up from $8.7 million, or $0.47 per diluted share, in the third quarter of 2012. Excluding foreign currency translation gains and business development expenses, adjusted earnings per diluted share grew 20% to $0.53 in the third quarter of 2013, up from $0.44 in the third quarter of 2012. Operating income for the third quarter of 2013 was a record $15.5 million, up 25% from $12.4 million in the third quarter last year.

Adjusted EBITDA for the third quarter of 2013 was a record $20.1 million, up 20% from $16.7 million in the same period last year. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the third quarter of 2013 was $53.1 million, up 16% from $45.7 million in the same quarter last year. Treatment and disposal ("T&D") revenue increased 10% quarter over quarter. Transportation revenue increased 48% quarter over quarter. T&D revenue growth in the quarter reflected a 23% increase in project-based Event Business. Recurring Base Business revenue for the third quarter of 2013 was consistent with the same period last year.

Total quarterly waste volume disposed or processed at our Idaho, Michigan, Nevada, Texas and Quebec facilities was 266,000 tons in the third quarters of both 2013 and 2012. Average selling price ("ASP") for the third quarter of 2013 increased 10% compared to the same quarter last year primarily on a more favorable service mix.

For the third quarter of 2013, gross profit was $21.6 million, up 16% from $18.6 million in the third quarter of 2012. Total gross margin was 41% in the third quarters of both 2013 and 2012. T&D gross margin for the third quarter of 2013 was 51%, up from 48% in the third quarter of 2012 reflecting more favorable ASP on a more favorable service mix.

Selling, general and administrative ("SG&A") expense for the third quarter of 2013 was $6.1 million, or 12% of revenue, down from $6.2 million, or 14% of revenue in the same quarter last year.

The Company's effective income tax rate for the third quarter of 2013 was 35.7%, down from 37.4% for the third quarter of 2012. This decrease reflects a higher proportion of earnings from our Canadian operations, which are taxed at a lower corporate tax rate, partially offset by higher U.S. state income taxes.

At September 30, 2013, cash on hand was $4.4 million. Total borrowings on our lines of credit were $35.5 million, down from $45.0 million at December 31, 2012. At September 30, 2013, $47.2 million was available for future borrowings.

"Our impressive top line performance combined with continued operational improvements and cost control drove record operating income and adjusted EBITDA for a second consecutive quarter," commented Executive Vice President and Chief Financial Officer, Eric Gerratt. "Solid T&D revenue growth reflected continued strength in the commercial business sector, which more than offset expected softness in our government business. We also saw significant expansion in our T&D gross margin due to continued improvements to our service mix and other operational improvements across our facilities."

Year-To-Date Results

Total revenue for the first nine months of 2013 was $141.8 million, up 19% from $118.7 million for the first nine months of 2012. T&D revenue increased 13% for the first nine months of 2013 compared to the same period in 2012. Transportation revenue increased 70% for the first nine months of 2013 compared to the same period last year. Excluding US Ecology Michigan, T&D revenue growth in the first nine months of 2013 reflected a 24% increase in Event Business revenue and a 1% increase in recurring Base Business revenue compared to the first nine months of 2012.

Total waste volume disposed or processed at our Idaho, Michigan, Nevada, Texas and Quebec facilities was 742,000 tons in the first nine months of both 2013 and 2012. ASP for the first nine months of 2013 increased 13% compared to the first nine months of 2012, reflecting a more favorable service mix in the first nine months of 2013.

For the first nine months of 2013, gross profit was $55.9 million, up 17% from $48.0 million in the first nine months of 2012. Total gross margin was 39% in the first nine months of 2013 compared to 40% in the prior year period. T&D gross margin for the first nine months of 2013 was 47%, up from 46% in the first nine months of 2012.

SG&A expense for the first nine months of 2013 was $18.4 million, or 13% of revenue, up from $18.2 million, or 15% of revenue in the same period last year.

Operating income for the first nine months of 2013 was $37.6 million, up 26% from $29.8 million for the first nine months of 2012.

Adjusted EBITDA for the first nine months of 2013 was $51.0 million, 19% above the $42.7 million for the same period last year. A reconciliation of net income to adjusted EBITDA is attached as Exhibit A to this release.

Our effective income tax rate for the first nine months of 2013 was 35.8%, down from 38.2% for the first nine months of 2012. This decrease reflects a higher proportion of earnings from our Canadian operations, which are taxed at a lower corporate tax rate, partially offset by higher U.S. state income taxes.

Net income for the first nine months of 2013 was $22.9 million, or $1.24 per diluted share, up from $19.5 million, or $1.07 per diluted share, for the first nine months of 2012. Excluding foreign currency translation gains and losses and business development expenses, adjusted earnings per diluted share grew 24% to $1.29 for the first nine months of 2013, up from $1.04 for the first nine months of 2012. A reconciliation of earnings per diluted share to adjusted earnings per diluted share is attached as Exhibit A to this release.

2013 Update and Outlook

"Strong Event Business combined with steady Base Business and continued operational excellence across all of our facilities produced a second consecutive quarter of record financial results," commented Jeff Feeler, President and Chief Executive Officer. "Growth in our Event Business was driven by a combination of solid new project demand and accelerated shipments on longer-term projects. Our underlying Base Business is performing as expected and demand for our thermal recycling services remains strong. With a healthy pipeline of business that runs into 2014 and a solid fourth quarter outlook, we now expect full year earnings for 2013 to range from $1.68 to $1.73 per diluted share, up from our previous range of $1.45 to $1.55 per share. Adjusted EBITDA is expected to range from $67 million to $69 million, up from our previous guidance of $62 million to $65 million. As with our previous guidance, this new range excludes the impact of foreign currency translation gains or losses and business development expenses."

Dividend

On October 1, 2013, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on October 18, 2013. The $3.3 million dividend is to be paid on October 25, 2013.

Conference Call

US Ecology, Inc. will hold an investor conference call on Tuesday, October 29, 2013 at 9 a.m. Eastern Daylight Time (7:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing 866-713-8563 or 617-597-5311 and using the passcode 96536035. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through November 5, 2013 by calling 888-286-8010 or 617-801-6888 and using the passcode 97282276. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2013 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2012 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close and integrate future acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------

Revenue                          $  53,090  $  45,739  $ 141,766  $ 118,732
Direct operating costs              20,902     19,893     61,745     56,164
Transportation costs                10,568      7,257     24,091     14,577
                                 ---------  ---------  ---------  ---------

Gross profit                        21,620     18,589     55,930     47,991

Selling, general and
 administrative expenses             6,108      6,196     18,353     18,167
                                 ---------  ---------  ---------  ---------
Operating income                    15,512     12,393     37,577     29,824

Other income (expense):
  Interest income                        4          4         11         13
  Interest expense                    (208)      (231)      (651)      (659)
  Foreign currency gain (loss)         683      1,605     (1,448)     1,775
  Other                                 77         70        268        672
                                 ---------  ---------  ---------  ---------
    Total other income (expense)       556      1,448     (1,820)     1,801

Income before income taxes          16,068     13,841     35,757     31,625
Income tax expense                   5,740      5,179     12,813     12,078
                                 ---------  ---------  ---------  ---------
Net income                       $  10,328  $   8,662  $  22,944  $  19,547
                                 =========  =========  =========  =========

Earnings per share:
  Basic                          $    0.56  $    0.48  $    1.25  $    1.07
  Diluted                        $    0.56  $    0.47  $    1.24  $    1.07

Shares used in earnings per
 share calculation:
  Basic                             18,459     18,236     18,395     18,228
  Diluted                           18,533     18,270     18,475     18,262

Dividends paid per share         $    0.18  $    0.18  $    0.36  $    0.54
                                 =========  =========  =========  =========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                               September 30,   December 31,
                                                    2013           2012
                                               -------------  -------------
Assets

Current Assets:
  Cash and cash equivalents                    $       4,378  $       2,120
  Receivables, net                                    40,794         33,947
  Prepaid expenses and other current assets            4,076          3,161
  Deferred income taxes                                  888          1,276
                                               -------------  -------------
    Total current assets                              50,136         40,504

Property and equipment, net                          115,284        109,792
Restricted cash                                        4,111          4,111
Intangible assets, net                                38,354         40,771
Goodwill                                              22,359         23,105
Other assets                                             487            411
                                               -------------  -------------
Total assets                                   $     230,731  $     218,694
                                               =============  =============

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                             $       8,070  $       6,333
  Deferred revenue                                     6,439          3,919
  Accrued liabilities                                  8,291          7,322
  Accrued salaries and benefits                        5,925          7,570
  Income tax payable                                   3,168            426
  Current portion of closure and post-closure
   obligations                                           894          1,913
                                               -------------  -------------
    Total current liabilities                         32,787         27,483

Long-term closure and post-closure obligations        16,286         15,449
Reducing revolving line of credit                     35,500         45,000
Other long-term liabilities                               80            114
Unrecognized tax benefits                                477            467
Deferred income taxes                                 15,693         18,159
                                               -------------  -------------
  Total liabilities                                  100,823        106,672

Contingencies and commitments

Stockholders' Equity
  Common stock                                           185            184
  Additional paid-in capital                          65,838         63,969
  Retained earnings                                   64,723         48,424
  Treasury stock                                        (319)        (1,183)
  Accumulated other comprehensive income
   (loss)                                               (519)           628
                                               -------------  -------------
    Total stockholders' equity                       129,908        112,022
                                               -------------  -------------
Total liabilities and stockholders' equity     $     230,731  $     218,694
                                               =============  =============

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                    Nine Months Ended
                                                       September 30,
                                               ----------------------------
                                                    2013           2012
                                               -------------  -------------
Cash Flows From Operating Activities:
  Net income                                   $      22,944  $      19,547
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization of property
     and equipment                                    10,792         10,222
    Amortization of intangible assets                  1,092          1,096
    Accretion of closure and post-closure
     obligations                                         927          1,018
    Unrealized foreign currency loss (gain)            1,706         (2,034)
    Deferred income taxes                             (1,646)          (785)
    Stock-based compensation expense                     601            564
    Unrecognized tax benefits                             10             10
    Net (gain) loss on sale of property and
     equipment                                            12            (34)
    Changes in assets and liabilities:
      Receivables, net                                (7,218)        (1,994)
      Income tax receivable                                -            187
      Other assets                                      (833)          (213)
      Accounts payable and accrued liabilities         1,004         (3,485)
      Deferred revenue                                 2,564           (112)
      Accrued salaries and benefits                   (1,541)           875
      Income tax payable                               2,752            515
      Closure and post-closure obligations              (989)          (544)
                                               -------------  -------------
        Net cash provided by operating
         activities                                   32,177         24,833

Cash Flows From Investing Activities:
  Purchases of property and equipment                (15,590)       (12,433)
  Proceeds from sale of property and equipment            64            465
  Business acquisition, net of cash acquired               -        (10,743)
  Restricted cash                                          -              5
                                               -------------  -------------
        Net cash used in investing activities        (15,526)       (22,706)

Cash Flows From Financing Activities:
  Payments on reducing revolving line of
   credit                                            (19,000)       (17,000)
  Proceeds from reducing revolving line of
   credit                                              9,500         26,000
  Dividends paid                                      (6,645)        (9,850)
  Proceeds from stock option exercises                 2,192              -
  Deferred financing costs paid                         (185)             -
  Other                                                  (58)          (259)
                                               -------------  -------------
        Net cash used in financing activities        (14,196)        (1,109)

Effect of foreign exchange rate changes on
 cash                                                   (197)           217

Increase in cash and cash equivalents                  2,258          1,235

Cash and cash equivalents at beginning of
 period                                                2,120          4,289
                                               -------------  -------------

Cash and cash equivalents at end of period     $       4,378  $       5,524
                                               =============  =============

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, shareholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA
The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three and nine months ended September 30, 2013 and 2012:

                                  Three Months Ended    Nine Months Ended
(in thousands)                       September 30,         September 30,
                                 --------------------  --------------------
                                    2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------

Net Income                       $  10,328  $   8,662  $  22,944  $  19,547
  Income tax expense                 5,740      5,179     12,813     12,078
  Interest expense                     208        231        651        659
  Interest income                       (4)        (4)       (11)       (13)
  Foreign currency (gain)/loss        (683)    (1,605)     1,448     (1,775)
  Other income                         (77)       (70)      (268)      (672)
  Depreciation and amortization
   of plant and equipment            3,721      3,428     10,792     10,222
  Amortization of intangibles          362        372      1,092      1,096
  Stock-based compensation             238        181        601        564
  Accretion and non-cash
   adjustments of closure &
   post-closure liabilities            314        348        927      1,018
                                 ---------  ---------  ---------  ---------
Adjusted EBITDA                  $  20,147  $  16,722  $  50,989  $  42,724
                                 =========  =========  =========  =========

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share
The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development cost divided by the diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. Business development costs in 2012 include the acquisition of Dynecol, Inc. which closed on May 31, 2012 and other business development and strategic planning activities. We believe excluding these business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and nine months ended September 30, 2013 and 2012:

(in thousands,
 except per         Three Months Ended             Nine Months Ended
 share data)           September 30,                  September 30,
               ----------------------------- ------------------------------
                    2013           2012           2013            2012
               -------------- -------------- -------------- ---------------

                         per            per            per             per
                        share          share          share           share
Net income /
 earnings per
 diluted share $10,328 $ 0.56 $ 8,662 $ 0.47 $22,944 $ 1.24 $19,547  $ 1.07

Business
 development
 costs, net of
 tax                26      -     290   0.02      26      -     483    0.03
Non-cash
 foreign
 currency
 (gain)/loss,
 net of tax       (535) (0.03) (1,040) (0.05)    912   0.05  (1,141)  (0.06)
               ------- ------ ------- ------ ------- ------ -------  ------

Adjusted net
 income /
 adjusted
 earnings per
 diluted share $ 9,819 $ 0.53 $ 7,912 $ 0.44 $23,882 $ 1.29 $18,889  $ 1.04
               ======= ====== ======= ====== ======= ====== =======  ======

Shares used in
 earnings per
 diluted share
 calculation    18,533         18,270         18,475         18,262
               =======        =======        =======        =======

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com